Chapman and Cutler llp

111 West Monroe Street

Chicago, Illinois 60603

November5, 2003

Integrity Managed Portfolios

1North Main

Minot, North Dakota 58703

Re: Integrity Managed Portfolios

_______________________

Gentlemen:

This opinion is being furnished in connection with the registration of shares of beneficial interest, no par value per share (“Shares”), of the Maine Municipal Fund and the NewHampshire Municipal Fund (each an “Integrity Fund”), series of the Integrity Managed Portfolios (“Integrity”), a Massachusetts business trust, pursuant to a Registration Statement on FormN‑14 (the “Registration Statement”) under the Securities Act of 1933, as amended, filed by Integrity with the Securities and Exchange Commission on or about November 5, 2003. We understand that the Shares of the Maine Municipal Fund and the NewHampshire Municipal Fund to which the Registration Statement relates will be issued in exchange for all the assets and stated liabilities of the Maine Tax Saver Bond Fund and NewHampshire Tax Saver Bond Fund, respectively, each a series of the Forum Funds, pursuant to an Agreement and Plan of Reorganization (the “Reorganization Agreement”), all as described in the Registration Statement.

In connection therewith, we have examined such documents, corporate records, instruments and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinions expressed herein, and are familiar with the corporate proceedings taken by Integrity in connection with the Registration Statement. In rendering such opinions, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon and subject to the foregoing, after having given due regard to such issues of law as we deem relevant and assuming that:

1. the Registration Statement remains effective, and the Proxy Statement/ Prospectus which is a part thereof and your Proxy Statement/Prospectus delivery procedures with respect thereto fulfill all the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 throughout all periods relevant to this opinion;

2. all offers and issuances of Shares of each Integrity Fund registered under the Registration Statement are conducted in a manner complying with the terms of the Reorganization Agreement and the Registration Statement; and

3. all offers and issuances of Shares of each Integrity Fund registered under the Registration Statement are conducted in compliance with the federal securities laws and the securities laws of the states having jurisdiction thereof;

we are of the opinion that the Shares of each Integrity Fund covered by the Registration Statement will be, when issued, legally and validly issued, fully paid and non-assessable (except that as set forth in the Registration Statement, shareholders of the Integrity Funds may under certain circumstances be held personally liable for the Integrity Fund’s obligations).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

Respectfully submitted,

/s/ Chapman and Cutler LLP

Chapman and Cutler LLP